Exhibit 99.1
ClearPoint Neuro Reports First Quarter 2023 Results
Biologics & Drug Delivery growing +24%; Company Reaffirms 2023 Revenue Forecast
SOLANA BEACH, CA, May 11, 2023 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”), a global therapy-enabling platform company providing navigation and delivery to the brain, today announced financial results for its first quarter ended March 31, 2023.
First Quarter Highlights
•Reported quarterly revenue of $5.4 million, a 8% year-over-year increase;
•Increased biologics and drug delivery revenue to $2.7 million, a 24% year-over-year increase;
•Announced exclusive multi-year licensing agreement with UCSF for Innovative Intra-Cerebral Cellular Delivery Platform;
•Added multiple new biologics and drug delivery partners in the quarter to bring the total to more than 50;
•Installed two additional ClearPoint Navigation systems in the quarter;
•Installed two additional Prism Laser Therapy systems in the quarter;
•Began development of new operating room-based software through an extended partnership with Philips and New England Scientific;
•Submitted construction plans for our new manufacturing site in Carlsbad, California;
•Cash and short-term investments totaled $31.7 million as of March 31, 2023.
Business Outlook
The Company reaffirms its full year 2023 revenue outlook of between $25.0 and $27.0 million.
“ClearPoint enjoyed another record quarter, driven by our continued focus on biologics and drug delivery pre-clinical services which we provide to our growing list of biotech and pharma partners,” commented Joe Burnett, President and CEO of ClearPoint Neuro. “Our four-pillar growth strategy continues to make progress, and to be the backbone of our vision and success as it has informed a number of very important strategic pivots over the past couple of years including expanding pre-clinical services and capabilities, entering the therapeutic device market with the PRISM Laser Therapy System, and evolving our navigation platform beyond the MRI and into the operating room. We believe we are well-positioned for the future and that is a testament to our world class management team and every ClearPoint employee that is dedicated to serving our patients and our customers. Our first quarter performance for both revenue and cash usage are in-line with our plan, and we continue to expect 2023 revenue to be in the range of $25 - $27 million representing 22% to 35% growth year over year.”
Financial Results – Quarter Ended March 31, 2023
Total revenue was $5.4 million for the three months ended March 31, 2023, and $5.0 million for the three months ended March 31, 2022, which represents an increase of $0.4 million, or 8%.

Functional neurosurgery navigation and therapy revenue, increased 5% to $2.4 million for the three months ended March 31, 2023, from $2.2 million for the same period in 2022. The growth was driven by higher service revenue.
Biologics and drug delivery revenue, which includes sales of disposable products and services related to customer-sponsored pre-clinical and clinical trials utilizing our products, increased 24% to $2.7 million for the three months ended March 31, 2023, from $2.2 million for the same period in 2022. This increase is attributable to a $0.8 million increase in service revenue, partially offset by $0.3 million decrease in product revenue.
Capital equipment and software revenue, consisting of sales of ClearPoint reusable hardware and software, and of related services, decreased 38% to $0.4 million for the three months ended March 31, 2023, from $0.6 million for the same period in 2022 as a result of fewer placements of ClearPoint capital and software.
Gross margin for the three months ended March 31, 2023, was 59%, as compared to a gross margin of 64% for the three months ended March 31, 2022. The decrease in gross margin was primarily due to changes in overhead costs and other inventory costs as well as higher costs for biologics and drug delivery services.
Operating expenses for the first quarter of 2023 were $8.9 million, compared to $7.1 million for the first quarter of 2022. The increase was mainly driven by the increase in headcount across the organization and share based compensation.
At March 31, 2023, the Company had cash and cash equivalents and short-term investments totaling $31.7 million as compared to $37.5 million at December 31, 2022, with the decrease resulting primarily from the use of cash in operating activities of $5.7 million.
Teleconference Information
Investors and analysts are invited to listen to a live broadcast review of the Company's 2023 first quarter on Thursday, May 11, 2023 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) which may be accessed online here: https://event.choruscall.com/mediaframe/webcast.html?webcastid=48votd8a. Investors and analysts who would like to participate in the conference call via telephone may do so at (888) 428-7458, or at (862) 298-0702 if calling from outside the U.S. or Canada.
For those who cannot access the live broadcast, a replay will be available shortly after the completion of the call until June 11, 2023, by calling (877) 660-6853, or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 413671. An online archive of the broadcast will be available on the Company's Investor website at https://ir.clearpointneuro.com/.
About ClearPoint Neuro
ClearPoint Neuro’s mission is to improve and restore quality of life to patients and their families by enabling therapies for the most complex neurological disorders with pinpoint accuracy. Applications of the Company’s current product portfolio include deep brain stimulation, laser ablation, biopsy, and delivery of drugs, biologics, and gene therapy to the brain. The ClearPoint Neuro Navigation System has FDA clearance, is CE-marked, and is installed in over 65 active sites in the North America, Europe, and South America. ClearPoint Neuro is partnered with more than 50 pharmaceutical/biotech companies, academic centers, and contract research organizations providing solutions for direct CNS delivery of therapeutics in pre-clinical studies and clinical trials worldwide. To date, more than 6,000 procedures have been performed and supported by the Company’s field-based clinical specialist team, which offers support and services to our customers and partners worldwide. For more information, please visit www.clearpointneuro.com.
Forward-Looking Statements
Statements in this press release and in the teleconference referenced above concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, the size of total addressable markets or the market opportunity for the Company’s products and services, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the impact of the COVID-19 pandemic, global instability, supply chain disruptions, labor shortages, and macroeconomic and inflationary conditions; future revenue from sales of the Company’s ClearPoint Neuro Navigation System and other new products offered by the Company; the Company’s ability to market, commercialize and achieve broader market acceptance for the Company’s ClearPoint Neuro Navigation System and other new products offered by the Company; the ability of our biologics and drug delivery partners to achieve commercial success, including their use of our products and services in their delivery of therapies; and risks inherent in the research and development of new products. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, which has been filed with the Securities and Exchange Commission, and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2023, which the Company intends to file with the Securities and Exchange Commission on or before May 15, 2023.
Contact:
Danilo D’Alessandro, Chief Financial Officer
(949) 900-6833
info@clearpointneuro.com
Caroline Corner, Investor Relations
ir@clearpointneuro.com

CLEARPOINT NEURO, INC.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except for per share data)

	For The Three Months Ended March 31,
	2023	2022
Revenue:
Product revenue	$2,630	$3,163
Service and other revenue	2,803	1,868
Total revenue	5,433	5,031
Cost of revenue	2,231	1,800
Gross profit	3,202	3,231
Research and development costs	3,023	2,901
Sales and marketing expenses	2,933	2,018
General and administrative expenses	2,958	2,176
Operating loss	(5,712)	(3,864)
Other expense:
Other (expense) income, net	(11)	11
Interest income (expense), net	114	(106)
Net loss	$(5,609)	$(3,959)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.23)	$(0.17)
Weighted average shares used in computing net loss per share:
Basic and diluted	24,583,163	23,682,442

CLEARPOINT NEURO, INC.
Consolidated Balance Sheets
(Dollars in thousands, except for per share data)

	March 31, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,792	$27,615
Short-term investments, at amortized cost	9,943	9,874
Accounts receivable, net	2,678	2,665
Inventory, net	9,808	9,303
Prepaid expenses and other current assets	1,764	1,723
Total current assets	45,985	51,180
Property and equipment, net	949	806
Operating lease, right-of-use assets	1,762	1,895
Software license inventory	450	450
Licensing rights	970	1,028
Other assets	131	131
Total assets	$50,247	$55,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,352	$272
Accrued compensation	1,454	2,824
Other accrued liabilities	1,396	2,065
Operating lease liabilities, current portion	571	561
Deferred product and service revenue, current portion	1,281	1,066
Total current liabilities	6,054	6,788
Operating lease liabilities, net of current portion	1,386	1,532
Deferred product and service revenue, net of current portion	320	390
2020 senior secured convertible note payable, net	9,907	9,893
Total liabilities	17,667	18,603
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued and outstanding at March 31, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 24,582,251 shares issued and outstanding at March 31, 2023; and 24,578,983 issued and outstanding at December 31, 2022	246	246
Additional paid-in capital	188,310	187,008
Accumulated deficit	(155,976)	(150,367)
Total stockholders’ equity	32,580	36,887
Total liabilities and stockholders’ equity	$50,247	$55,490

CLEARPOINT NEURO, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	For The Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(5,609)	$(3,959)
Adjustments to reconcile net loss to net cash flows from operating activities:
Allowance for credit losses (recoveries)	171	(61)
Depreciation and amortization	129	86
Share-based compensation	1,307	899
Amortization of debt issuance costs and original issue discounts	14	13
Amortization of lease right-of-use, net of accretion in lease liabilities	142	133
Accretion of discounts on short-term investments	(69)	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(184)	155
Inventory, net	(578)	(880)
Prepaid expenses and other current assets	(42)	128
Other assets	—	30
Accounts payable and accrued expenses	(959)	(692)
Lease liabilities	(146)	(128)
Deferred revenue	144	7
Net cash flows from operating activities	(5,680)	(4,269)
Cash flows from investing activities:
Purchases of property and equipment	(138)	(69)
Acquisition of licensing rights	—	(116)
Net cash flows from investing activities	(138)	(185)
Cash flows from financing activities:
Proceeds from stock option and warrant exercises	—	3
Payments for taxes related to net share settlement of equity awards	(5)	—
Net cash flows from financing activities	(5)	3
Net change in cash and cash equivalents	(5,823)	(4,451)
Cash and cash equivalents, beginning of period	27,615	54,109
Cash and cash equivalents, end of period	$21,792	$49,658

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Income taxes	$—	$—
Interest	$179	$100